Exhibit 21.1

Subsidiaries of Pulaski Financial Corp.

Registrant

Pulaski Financial Corp.

Subsidiaries	Percentage of Ownership	Jurisdiction or State of Incorporation
Pulaski Bank (1)	100%	United States
Pulaski Service Corporation (1) (2)	100%	Missouri
Pulaski Financial Statutory Trust I	100%	Connecticut
Pulaski Financial Statutory Trust II	100%	Delaware
Priority Property Holdings, LLC (2)	100%	Missouri

(1)                                  Are included in the Registrant’s Consolidated Financial Statements contained in the Annual Report to Stockholders.

(2)                                  Wholly-owned by Pulaski Bank.